Exhibit 4.1

Ansell Limited

ABN 89 004 085 330

Long Term Incentive Plan Rules

101 Collins Street Melbourne Victoria 3000 Australia

Telephone +61 3 9288 1234 Facsimile +61 3 9288 1567

www.freehills.com DX 240 Melbourne

SYDNEY MELBOURNE PERTH BRISBANE SINGAPORE

Correspondent Offices HANOI HO CHI MINH CITY JAKARTA KUALA LUMPUR

Reference SJW:CP

Ansell Limited

ABN 89 004 085 330

Long Term Incentive Plan Rules

Purpose of the Plan

The Long Term Incentive Plan is designed to operate as the long term incentive component of senior executive remuneration for the Ansell Limited Group. The Plan provides for the Board of Ansell Limited to grant, from time to time:

(a)	Performance Rights; and/or

(b)	Options,

to selected executives of the Ansell Limited group of companies.

Section A – Grants of Performance Rights/Options

1	Board to make invitations

1.1	Invitations

(a)	The Board may, from time to time, in its absolute discretion invite Eligible Executives to apply for Performance Rights and/or Options upon the terms set out in the Plan and upon such additional terms (which may include granting Performance Rights or Options in tranches) and Performance Conditions as the Board determines.

(b)	The Board may only accept an application from an Eligible Executive where that Eligible Executive continues to satisfy any relevant conditions imposed by the Board (which may include, without limitation, that the Eligible Executive continues to be an employee of a Group Company at the relevant time).

(c)	Upon acceptance of an application from an Eligible Executive, the Board will grant Performance Rights and/or Options in the name of the Eligible Executive. Unless the Board determines otherwise:

(1)	no payment is required for the grant of a Performance Right or Option; and

(2)	Performance Rights and/or Options may not be registered in any name other than that of the Eligible Executive.

1.2	Information to be provided to Eligible Executives

The Board will advise each Eligible Executive of the following minimum information regarding Performance Rights, Options and Shares:

(a)	the number of Performance Rights and/or Options being offered;

(b)	the period or periods during which Performance Rights and Options may vest and during which an Option may be exercised;

(c)	the dates and times when Performance Rights or Options lapse;

(d)	any amount that will be payable upon exercise of an Option;

(e)	any applicable Performance Conditions; and

(f)	any other relevant conditions to be attached to the Performance Rights or Options (including for example, any restrictions on transfer of the Shares acquired on vesting of a Performance Right or exercise of an Option).

2	Transfers and other Dealings

(a)	A Performance Right or Option granted under the Plan is only transferable:

(1)	with the prior consent of the Board; or

(2)	by force of law upon death to the Participant’s legal personal representative or upon bankruptcy to the Participant’s trustee in bankruptcy.

(b)	Any Dealing in respect of an unvested Performance Right or Option is prohibited, unless the Board determines otherwise. A Participant may, with the prior approval of the Board, Deal with a vested Option on the condition that such dealing will be disclosed to shareholders.

(c)	Where the Participant purports to transfer a Performance Right or transfer or Deal with an Option other than in accordance with rule 2(a) or (b), the Performance Right or Option will immediately lapse.

Section B – Performance Rights

3	Performance Rights

3.1	Vesting pre-conditions

Subject to rules 3.3 and 12.3, a Performance Right will only vest where the Performance Conditions and any other relevant conditions advised to the Participant by the Board pursuant to rule 1.2 have been satisfied.

3.2	Lapse of Performance Rights

An unvested Performance Right will lapse upon the earliest to occur of:

(a)	the date specified by the Board for the purposes of rule 1.2(c);

(b)	the Performance Right lapsing in accordance with rule 2(b);

(c)	the Performance Right lapsing in accordance with a provision of this rule 3; or

(d)	failure to meet the Performance Condition applicable to the Performance Right within the prescribed period.

3.3	Cessation of Employment - unvested performance rights

(a)	Where a Participant ceases to be an employee of a Group Company before a Performance Right has vested:

(1)	for any reason other than as specified in paragraph (2), then all Performance Rights held by the Participant will lapse; or

(2)	by reason of his or her death, disability or other reason with the approval of the Board and at that time the Participant continues to satisfy any other relevant conditions imposed by the Board at the time of grant, the Board may determine the extent to which Performance Rights granted to the Participant vest, having regard to whether pro rata performance is in line with the Performance Condition over the period from the date of grant to cessation of employment. If no determination is made by the Board all Performance Rights held by the Participant will lapse.

(b)	The Board will give written notice to each Participant of the number of Performance Rights that vest pursuant to rule 3.3(a)(1).

3.4	Fraudulent or dishonest actions

(a)	Where, in the opinion of the Board, a Participant:

(1)	acts fraudulently or dishonestly; or

(2)	is in breach of his or her obligations to any Group Company,

then the Board may:

(3)	deem any unvested Performance Rights held by the Participant to have lapsed;

(4)	deem all or any Shares held by the Participant following vesting of Performance Rights to be forfeited and the Shares will be registered in the name of the Company’s nominee; and/or

(5)	where any Shares have been sold by the Participant, require the Participant to pay to the Company all or part of the net profit realised on that sale.

(b)	Where, in the opinion of the Board, a Participant’s Performance Rights vest, or may vest, as a result of the fraud, dishonesty or breach of obligations of another employee of a Group Company and, in the opinion of the Board, the Performance Rights would not otherwise have vested, the Board may determine that the Performance Rights have not vested and may, subject to applicable laws, determine:

(1)	where the Performance Right has not vested or Shares have not been allocated upon vesting of a Performance Right, that the Performance Rights have not vested and reset the Performance Conditions applicable to the Performance Rights;

(2)	where Shares have been allocated upon vesting of a Performance Right, that the Shares are forfeited by the Participant (as described in rule 3.4(a)(4)) and may, at the discretion of the Board, reissue any number of Performance Rights to the Participant subject to new Performance Conditions in place of the forfeited Shares; or

(3)	any other treatment in relation to Performance Rights or Shares to ensure no unfair benefit is obtained by a Participant as a result of such actions of another person.

Section C – Options

4	Vesting

4.1	Exercise pre-conditions

(a)	The exercise of any Option granted under the Plan will be effected in the form and manner determined by the Board, and must be accompanied by payment of the relevant exercise price advised to the Participant by the Board pursuant to rule 1.2.

(b)	Subject to rules 4.3 4.4 and 12.3, an Option granted under the Plan will not vest and may not be exercised unless the Performance Conditions and any other relevant conditions advised to the Participant by the Board pursuant to rule 1.2 have been satisfied.

4.2	Lapse of Options

An Option will lapse upon the earliest to occur of:

(a)	the date specified by the Board for the purposes of rule 1.2(c);

(b)	the Option lapsing in accordance with rule 2(b);

(c)	the Option lapsing in accordance with a provision of this rule 4;

(d)	failure to meet the Performance Condition applicable to the Option within the prescribed period; or

(e)	the 7 year anniversary of the date of grant of the Option.

4.3	Cessation of Employment – unvested Options

(a)	Where a Participant ceases to be an employee of a Group Company before an Option has vested:

(1)	for any reason other than as specified in paragraph (2), then all Options held by the Participant will lapse; or

(2)	by reason of his or her death, disability or other reason with the approval of the Board and at that time the Participant continues to satisfy any other relevant conditions imposed by the Board at the time of grant, the Board may determine the extent to which Options granted to the Participant vest, having regard to whether pro rata performance is in line with the Performance Condition over the period from the date of grant to cessation of employment. If no determination is made by the Board all Options held by the Participant will lapse.

(b)	The Board will give written notice to each Participant of the number of Options that vest pursuant to rule 4.3(a)(1) and those Options must be exercised within a period of 6 months from the date the Participant ceases employment or such other period as determined by the Board in a specific case. If Options are not exercised within that period those Options lapse.

4.4	Cessation of Employment – vested Options

Where a Participant ceases to be an employee of a Group Company after an Option has vested:

(a)	by reason of his or her death, disability, bona fide redundancy or other reason with the approval of the Board and at that time the Participant continues to satisfy any other relevant conditions imposed by the Board at the time of grant, that Option must (if at all) be exercised within a period of 12 months after cessation of employment or such other period as determined by the Board, and if not exercised within that period the Option will lapse; or

(b)	for any other reason, then all vested Options held by the Participant must be exercised within a period of 90 days after cessation of employment or such other period as may be determined by the Board.

4.5	Fraudulent or dishonest actions

(a)	Where, in the opinion of the Board, a Participant:

(1)	acts fraudulently or dishonestly; or

(2)	is in breach of his or her obligations to any Group Company,

then the Board may:

(3)	deem any unvested Options held by the Participant to have lapsed;

(4)	deem any vested but unexercised Options held by the Participant to have lapsed;

(5)	deem all or any Shares held by the Participant following exercise of an Option to be forfeited and the Shares will be registered in the name of the Company’s nominee; and/or

(6)	where any Shares have been sold by the Participant, require the Participant to pay to the Company all or part of the net profit realised on that sale.

Where a Participant forfeits Shares pursuant to paragraph 4.5(a)(5) above, the Company will repay to the Participant any price paid upon exercise of the Options.

(b)	Where, in the opinion of the Board, a Participant’s Options vest, or may vest, as a result of the fraud, dishonesty or breach of obligations of another employee of a Group Company and, in the opinion of the Board, the Options would not otherwise have vested, the Board may determine that the Options have not vested and may, subject to applicable laws, determine:

(1)	where the Options have not vested or Shares have not been allocated upon exercise of an Option, that the Options have not vested and reset the Performance Conditions applicable to the Options;

(2)	where Shares have been allocated upon the exercise of an Option, that the Shares are forfeited by the Participant (as described in rule 4.5(a)(5)) and may, at the discretion of the Board, reissue any number of Options to the Participant subject to new Performance Conditions in place of the forfeited Shares; or

(3)	any other treatment in relation to Options or Shares to ensure no unfair benefit is obtained by a Participant as a result of such actions of another person.

Section D – General Terms

5	Allocation of Shares

5.1	Allocation of shares

(a)	On:

(1)	vesting of a Performance Right; or

(2)	exercise of an Option,

the Company must issue to or procure the transfer to the Participant (or his or her personal representative) of the number of Shares in respect of which Performance Rights have vested or Options have been exercised (as the case may be).

(b)	The Company must issue or procure the transfer of Shares to the Participant pursuant paragraph (a) no later than the 14th day of the next period during which directors and executives may deal in the Company’s securities, as determined based on the Company’s Guidelines for Dealing in Securities.

5.2	Share ranking

Any Shares issued under the Plan upon vesting of a Performance Right or exercise of an Option will rank equally in all respects with other ordinary shares for the time being on issue except as regards any rights attaching to such shares by reference to a record date prior to the date of their allotment.

5.3	Listing of Shares on ASX

The Company will apply for quotation of Shares issued under the Plan within the period required by ASX.

5.4	Refund of monies paid on lapse of a Performance Right or an Option

Unless rule 3.4 or 4.5 applies, where a Performance Right or an Option lapses, the Company will repay the Participant the price paid for the grant (if any) of the Performance Right or the Option.

6	Restriction on Dealing with Shares

(a)	The Board may, at its discretion, impose a restriction on Dealing with Shares allocated on vesting of a Performance Right or exercise of an Option.

(b)	The Board must provide the Participant with details of any such restrictions in accordance with rule 1.2(f).

(c)	The Company may implement any procedure it considers appropriate to restrict a Participant from Dealing in Shares in accordance with a determination made under rule 6(a).

7	Takeover, Scheme of Arrangement and Winding-up

7.1	Takeovers

(a)	In the event of each of:

(1)	a Takeover Bid being made for Shares in the Company;

(2)	the Board recommending that shareholders accept any Takeover Bid for Shares in the Company; and

(3)	a Takeover Bid for Shares in the Company becoming unconditional,

(each a Takeover Event)

the Board must within 10 Business Days of the Takeover Event consider whether, and may in its absolute discretion determine that, all or a specified number of a Participant’s Performance Rights or Options vest, having regard to whether pro rata performance is in line with the Performance Condition over the period from the date of grant to the date of the relevant event described in paragraphs (1) to (3) above.

(b)	Where the Board determines that Performance Rights or Options vest pursuant to rule 7.1(a), the Board must immediately give written notice to each Participant of the number of Performance Rights and Options that have vested.

(c)	Within 10 Business Days of a Takeover Event occurring, the Board will give written notice to each holder of vested Options that those Options must (if at all) be exercised within 90 days of the date of the notice or such other period as determined by the Board. Options which are not exercised within that period will lapse, unless the Board determines otherwise.

(d)	If the Board determines under under rule 7.1(a) that only some of a Participant’s Performance Rights or Options will vest, all unvested Performance Rights and Options will automatically lapse, unless the Board determines otherwise.

7.2	Compromise or arrangement

(a)	The Board may, in its absolute discretion, determine that all or a specified number of a Participant’s Performance Rights or Options (as referred to in rule 7.1) vest where the Board is satisfied that the applicable Performance Condition has been satisfied on a pro rata basis over the period from the date of grant to the relevant date where:

(1)	a Court orders a meeting to be held in relation to a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies;

(2)	any person may become bound or entitled to acquire shares in the Company under:

(A)	section 414 of the Corporations Act (upon a scheme of arrangement being approved); or

(B)	Chapter 6A of the Corporations Act (compulsory acquisition following a takeover bid);

(3)	a resolution is proposed to be put to shareholders proposing a voluntary winding up; or

(4)	an order is sought for the compulsory winding up of the Company.

(b)	Where the Board makes a determination pursuant to rule 7.2(a), the Board will immediately give written notice to each Participant of the number of Performance Rights and Options that vest pursuant to rule 7.2(a), in relation to any Options that vest, the period within which the Options may be exercised.

(c)	If the Board does not make a determination, or determines that only some of a Participant’s Performance Rights or Options will vest, all Performance Rights or Options that remain unvested will automatically lapse.

7.3	Acquisition of shares in Acquiring Company

If a company (Acquiring Company) obtains control of the Company as a result of:

(a)	a Takeover Bid; or

(b)	a proposed scheme of arrangement between the Company and its shareholders; or

(c)	another corporate action, and the Company, the Acquiring Company and the Participant agree, a Participant may, upon:

(1)	vesting of Performance Rights; or

(2)	exercise of Options,

be provided with shares of the Acquiring Company or its parent in lieu of Shares, on substantially the same terms and subject to substantially the same conditions as the Shares, but with appropriate adjustments to the number and kind of shares subject to the Performance Rights or Options.

8	Bonus Issues, Rights Issues and Reconstruction

(a)	If:

(1)	shares are issued pro rata to the Company’s shareholders generally by way of bonus issue (other than an issue in lieu of dividends or by way of dividend reinvestment) involving capitalisation of reserves or distributable profits; or

(2)	any reorganisation (including consolidation, subdivision, reduction or return) of the issued capital of the Company is effected,

the number of Performance Rights or Options to which each Participant is entitled, or any amount payable on exercise of an Option, or both as appropriate, will be adjusted in the manner determined by the Board to ensure that no advantage or disadvantage accrues to the Participant as a result of such corporate actions.

(b)	If Shares are offered pro rata for subscription by the Company’s shareholders generally by way of a rights issue during the currency of and prior to:

(1)	the vesting of any Performance Rights; or

(2)	the exercise of any Options,

the Board may, in its discretion, adjust the number of Options or Performance Rights (or Shares subject to either) to take account of the rights issue.

(c)	If any additional Performance Rights or Options are granted to a Participant pursuant to rule 8(a) or rule 8(b), such Performance Rights or Options will be subject to the same terms and conditions as the original Performance Rights or Options including, without limitation, any Performance Conditions.

9	Overseas transfer

If a Participant is transferred to work in another country and, as a result of that transfer, the Participant would:

(a)	suffer a tax disadvantage in relation to their Performance Rights or Options (this being demonstrated to the satisfaction of the Board); or

(b)	become subject to restrictions on their ability to deal with the Performance Rights or Options, or to hold or deal in the Shares or the proceeds of the share of the Shares acquired on vesting or exercise, because of the security laws or exchange control laws of the country to which he is transferred, then, if the Participant continues to hold an office or employment with a Group Company, the Board may decide that the Performance Rights and/or Options will vest on a date it chooses before or after the transfer takes effect. The Performance Rights and/or Options will vest to the extent permitted by the Board and will not lapse as to the balance.

10	Withholding

(a)	If any Group Company is obliged, or reasonably believes it may have an obligation, as a result of or in connection with:

(1)	the grant of Options or Performance Rights to a Participant, or the vesting of such Options or Performance Rights; or

(2)	the allocation of Shares to a Participant upon vesting of Performance Rights or exercise of Options,

to account for income tax or employment taxes under any wage, withholding or other arrangements or for any other tax, social security contributions or levy or charge of a similar nature, then the Group Company is entitled to be reimbursed by the Participant for the amount or amounts so paid or payable.

(b)	Where paragraph (a) applies, the Company is not obliged to grant the Options or Performance Rights or to allocate the Shares to the Participant unless the Group Company is satisfied that arrangements have been made for reimbursement. Those arrangements may include, without limitation, the sale, on behalf of the Participant, of Shares issued or transferred or otherwise to be allocated to the Participant and where this happens, the Participant will also reimburse the costs of any such sale (e.g. stamp duty, brokerage, etc).

11	Amendments

11.1	Power to amend Plan

Subject to rule 11.2, the Board may at any time by resolution amend or add to (amend) all or any of the provisions of the Plan, or the terms or conditions of any Performance Right or Option granted under the Plan.

11.2	Restrictions on amendments

Without the consent of the Participant, no amendment may be made to the terms of any granted Performance Right or Option which reduces the rights of the Participant in respect of that Performance Right or Option, other than an amendment introduced primarily:

(a)	for the purpose of complying with or conforming to present or future laws governing or regulating the maintenance or operation of the Plan or similar Plans, in any jurisdiction in which invitations under the Plan have been made;

(b)	to correct any manifest error or mistake; or

(c)	to take into consideration possible adverse tax implications in respect of the Plan arising from, amongst others, adverse rulings, changes to tax legislation and/or changes in the interpretation of tax legislation by a court of competent jurisdiction.

11.3	Notice of amendment

As soon as reasonably practicable after making any amendment under rule 11.1, the Board will give notice in writing of that amendment to any Participant affected by the amendment.

12	Miscellaneous

12.1	Rights and obligations of Participant

(a)	Unless the subject of an express provision in an employment contract, the rights and obligations of any Eligible Executive under the terms of their office, employment or contract with a Group Company are not affected by their participation in the Plan.

(b)	These rules will not form part of and are not incorporated into any contract of any Eligible Executive (whether or not they are an employee of a Group Company).

(c)	The grant of Options and Performance Rights on a particular basis in any year does not create any right or expectation of the grant of Options or Performance Rights on the same basis, or at all, in any future year.

(d)	No Participant has any right to compensation for any loss in relation to the Plan, including:

(1)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(2)	any exercise of a discretion or a decision taken in relation to a grant of Options or Performance Rights or in relation to the Plan, or any failure to exercise a discretion under these Rules; or

(3)	the operation, suspension, termination or amendments of the Plan.

12.2	Power of the Board

(a)	The Plan is administered by the Board which has power to:

(1)	determine appropriate procedures for administration of the Plan consistent with these rules; and

(2)	delegate to any one or more persons for such period and on such conditions as it may determine the exercise of any of its powers or discretions arising under the Plan.

(b)	Except as otherwise expressly provided in the Plan, the Board has absolute and unfettered discretion to act or refrain from acting under or in connection with the Plan and in the exercise of any power or discretion under the Plan.

12.3	Waiver of terms and conditions

Notwithstanding any other provisions of the Plan, the Board may at any time waive in whole or in part any terms or conditions (including any Performance Condition) in relation to any Performance Rights or Options granted to any Participant.

12.4	Dispute or disagreement

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan or to any Performance Rights or Options granted under it, the decision of the Board is final and binding.

12.5	When employment ceases

For the purposes of this Plan, a Participant will not be treated as ceasing to be an employee of a Group Company until such time as the Participant is no longer an employee of any Group Company. Subject to applicable laws, at the discretion of the Board, a Participant who is granted an approved leave of absence and who exercises their right to return to work under any applicable award, enterprise agreement, other agreement, statute or regulation before the vesting of a Performance Right or exercise of an Option under the Plan will be treated for those purposes as not having ceased to be such an employee.

12.6	Non-Australian residents

When a Performance Right or Option is granted under the Plan to a person who is not a resident of Australia, the provisions of the Plan apply subject to such alterations or additions as the Board determines having regard to any applicable or relevant laws, matters of convenience and desirability and similar factors which may have application to the Participant or to any Group Company in relation to the Performance Right or Option.

12.7	Communication

(a)	Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post or facsimile, in the case of a company to its registered office, and in the case of an individual to the individual’s last notified address, or, where a Participant is a director or employee of a Group Company, either to the Participant’s last known address, email address or to the address of the place of business at which the Participant performs the whole or substantially the whole of the duties of the Participant’s office or employment.

(b)	Where a notice or other communication is given by post, it is deemed to have been received 48 hours after it was put into the post properly addressed and stamped. Where a notice or other communication is given by facsimile or email, it is deemed to have been received on completion of transmission.

12.8	Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to a Group Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

(a)	administering and maintaining Participant records;

(b)	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; and

(c)	providing information to future purchasers of the Company or the business in which the Participant works.

12.9	Laws governing Plan

The Plan and any Performance Rights or Options issued under it are governed by the laws of Victoria and the Commonwealth of Australia.

13	Definitions and Interpretation

13.1	Definitions

ASX means the Australian Stock Exchange Limited;

Board means the board of directors of the Company, any committee of the Board or a duly authorised person or body to which the Board has delegated its powers under this Plan;

Business Day means a day other than a Saturday, Sunday or a public holiday in Melbourne, Victoria;

Company means Ansell Limited, ABN 89 004 085 330;

Dealing in relation to a Performance Right, an Option or a Share (as the case may be) means any dealing , including but not limited to, a sale, transfer, assignment, trust, encumbrance, option, swap, any alienation of all or any part of the rights attaching to the Performance Right, Option or Share, and includes any attempt to so deal and also includes any hedging or dealing with a derivative instrument intended to “lock in” a profit relating to a Share, Performance Right or Option;

Eligible Executive means a person who is declared by the Board to be eligible to receive grants of Performance Rights and/or Options under the Plan;

Group Company means the Company, its Subsidiaries and any other entity declared by the Board to be a member of the group for the purposes of the Plan;

Listing Rules means the official Listing Rules of the ASX as they apply to the Company from time to time;

Option means a right to acquire a Share whether by purchase or subscription, subject to satisfaction of the Performance Conditions and payment of the applicable exercise price;

Participant means a person who holds a Performance Right and/or an Option (or a Share granted under the Plan) from time to time;

Performance Condition means one or more conditions which must be satisfied or circumstances which must exist before a Performance Right or an Option vests;

Performance Right means an entitlement to a Share subject to satisfaction of Performance Conditions;

Plan means the Ansell Limited Long Term Incentive Plan as set out in these Rules;

Rules means the terms and conditions of the Plan as set out in this document as amended from time to time;

Share means a fully paid ordinary share in the capital of the Company;

Subsidiary has the meaning given in section 9 of the Corporations Act; and

Takeover Bid has the meaning given in section 9 of the Corporations Act.

13.2	Interpretation

In the Plan, the following rules apply unless a contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of the Plan unless the context requires otherwise;

(b)	any reference in the Plan to any enactment or the Listing Rules includes a reference to that enactment or those Listing Rules as from time to time amended, consolidated, re-enacted or replaced;

(c)	any words denoting the singular include the plural and words denoting the plural include the singular;

(d)	any words denoting one gender include the other gender; and

(e)	where any word or phrase is given a definite meaning in this Plan, any part of speech or other grammatical form of that word or phrase has a corresponding meaning.